Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO or Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403
RTW, Inc. Reports First Quarter Financial Results
Seventeenth Consecutive Profitable Quarter

MINNEAPOLIS, MN – May 2, 2006 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs, today reported net income of $1.1 million for the first quarter ended March 31, 2006, or $0.19 per diluted share, compared to net income of $1.0 million, or $0.19 per diluted share for the same period in 2005. The first quarter 2006 earnings include an after-tax charge of $190,000, or $0.03 per diluted share attributable to FAS 123R, “Share-Based Payment,” a new accounting pronouncement requiring the expensing of stock-based compensation. Excluding the FAS 123R expense, the company grew diluted income per share 16 percent.
     “This was another excellent quarter for us despite the continuing pressure on insurance pricing,” said Jeff Murphy, RTW’s President and CEO. “Competitors continue to price policies well below what we believe are acceptable rates. We continued to execute our plan of growing service business through our AbsentiaSM service division which presents significant growth and profit potential for the company. Further, Absentia provides us the flexibility to decline writing inappropriately priced business, maintaining profitability in our insurance operations.”
     Premiums earned in the first quarter totaled $10.8 million, down 17 percent from $13.0 million for the same period in 2005. Premiums in force at quarter end totaled $52.9 million, the same as on December 31, 2005 but down 15 percent from $62.1 million in the first quarter of 2005. The decline in premiums earned and premiums in force was the result of RTW’s decision to forgo business that did not meet its underwriting profit expectations.
     Service revenue grew 163 percent to $1.6 million versus $595,000 in the first quarter of 2005, reflecting RTW’s commitment to continue to grow its service business, which provides significant opportunity and growth potential while diversifying RTW’s operations.

     “I am pleased with our execution during the quarter as we continued to grow service while positioning ourselves firmly for the future.” Murphy continued. “Our financial results reflect our commitment to generating a profit in our operations and increasing shareholder value. We continue to manage open claims effectively and further reduced our liability for claim and claim settlement expenses during the quarter.”
     First quarter operating results include:
•	RTW continued to diversify its service offerings. The company’s Absentia business grew to more than $6.9 million in annualized service revenue by the end of the quarter. Further, growth in services stemming from the company’s ID15® and The RTW Solution® proprietary technologies enabled it to expand its corporate footprint. Absentia grew in the first quarter from having customers in 18 states to 24; and

•	The company continued to improve its ability to manage and close claims. In the first quarter of 2006, RTW reduced unpaid claim and claim settlement expenses by $850,000 and recorded a corresponding pre-tax decrease to claim and claim settlement expenses reflecting this improvement. This compares to a $500,000 reduction recorded for the same period in 2005.
Further Operating Results Detail
     Total revenue decreased to $13.7 million for the quarter ended March 31, 2006 compared to $14.8 million for the same period in 2005. For the quarter ended March 31, 2006, total revenue included investment income of $1.3 million compared to investment income of $1.1 million and realized investment gains of $135,000 for the same period in 2005.
     General and administrative expenses increased as service revenue grew and include $190,000 related to the aforementioned expense for stock-based compensation.
Other Events
     In March and April 2006, the company signed agreements with two partners to enable RTW to begin leveraging its existing insurance licenses and growing its insurance operation by writing small accounts and select association business. These relationships will provide marketing and agency access for American Compensation Insurance Company, a wholly-owned insurance subsidiary of RTW, to expand its insurance operations into states where it is licensed but currently not writing business. In one of the relationships, the partner will also provide underwriting services using RTW’s proprietary underwriting software. These new relationships represent a significant strategic move for RTW and reflect the company’s commitment to growing both service and insurance.
     “I am excited about expanding our insurance operations and moving into niches we see as less volatile during a competitive market cycle,” Murphy said. “Our experience in delivering service provided us insight into opportunities that will help grow our insurance business. We spent considerable time and effort developing our strategy and the relationships necessary to begin this growth initiative and are confident that we will be very successful over time.”

     The company resumed its share repurchase program in April 2006. Under that program, RTW repurchased 50,000 shares of common stock in April 2006 for a total purchase price of $533,000. Common shares repurchased to date under the program since 1998 totaled 445,000 at a total purchase price of $3.3 million. On May 1, 2006, the Board authorized a $1.0 million increase in the program. The company anticipates continuing this $5.0 million share repurchase program during the remainder of the 2006 fiscal year. In a separate transaction outside this repurchase program RTW repurchased 90,000 shares of common stock in April 2006 from its founder and director, David C. Prosser, for a total purchase price of $990,000.
     The company also announced on April 24, 2006 that it appointed a new member to the company’s Board of Directors, Lyron L. Bentovim, effective immediately. Lyron comes to RTW with a deep understanding of the company having followed it since 2003. Lyron is a managing director for Skiritai Capital LLC which currently controls a significant position in RTW stock.
Second Quarter 2006 Outlook and Guidance
•	The company expects to sacrifice some top line insurance revenue in the second quarter to retain profit in its insurance operations. RTW expects that premiums earned in the second quarter of 2006 will decrease from the first quarter of 2006 based on the current market environment. Premiums earned in the first quarter of 2006 were 17 percent under the first quarter of 2005. We expect to see a similar trend in the second quarter of 2006.

•	The company expects that service revenue will increase 9 to 12 percent from the first quarter of 2006 and will increase 81 to 87 percent over the second quarter of 2005.
Conference Call Information
     RTW will host a conference call on Tuesday, May 2, 2006, at 1:00 p.m. CDT. To access the conference call, participants should dial 1-866-249-5225. A replay of the conference call will be available from May 3, 2006 through May 5, 2006 by calling 1-800-405-2236 or 1-303-590-3000 and entering the Passcode 11059089#. Forward looking and material information may be discussed during the conference call.
     The live audio broadcast of RTW’s quarterly conference call will be available online through a link at the company’s website at http://www.rtwi.com/investors/investors_main.htm. The online replay will be available for approximately ninety days.

About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan. BCIC offers workers’ compensation insurance to selected employers in Minnesota. In addition, through its AbsentiaSM division, RTW expanded non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) ACIC’s ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and absence management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to expand our insurance solutions to new markets and write small accounts and select association business through ACIC; (iv) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (v) the ability of our reinsurers to honor their obligations to us; (vi) our ability to accurately predict claim development; (vii) our ability to provide ID15, The RTW Solution and other proprietary products and services to customers successfully; (viii) our ability to manage both our existing claims and new claims in an efficient and effective manner; (ix) our experience with claims frequency and severity; (x) medical inflation; (xi) competition and the regulatory environment in which we operate; (xii) general economic and business conditions; (xiii) our ability to obtain and retain reinsurance at a reasonable cost; (xiv) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xv) interest rate changes; and (xvi) other factors as noted in our filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended Mar. 31,
	2006	2005

REVENUES:

Gross premiums earned	$12,988	$15,730
Premiums ceded to excess of loss treaties	(2,152)	(2,750)

Premiums earned	10,836	12,980
Investment income	1,305	1,054
Net realized investment gains	—	135
Service revenue	1,568	595

Total revenues	13,709	14,764

EXPENSES:

Claim and claim settlement expenses	7,159	8,900
Policy acquisition costs	1,262	1,425
General and administrative expenses	3,654	2,875

Total expenses	12,075	13,200

Income before income taxes	1,634	1,564

Income tax expense	580	515

Net income	$1,054	$1,049

Net income per share:
Basic	$0.19	$0.20

Diluted	$0.19	$0.19

Weighted average shares outstanding:
Basic	5,448,000	5,347,000

Diluted	5,674,000	5,628,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	March 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)

ASSETS

Available-for-sale investments, at market value	$110,095	$107,250
Cash and cash equivalents	18,128	21,914
Premiums receivable	2,984	3,382
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	82,320	83,318
On paid claim and claim settlement expenses	830	751
Other assets	12,044	11,856

Total assets	$226,401	$228,471

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$158,365	$160,141
Unearned premiums	9,388	8,341
Accrued expenses and other liabilities	7,354	9,411

Total liabilities	175,107	177,893

Shareholders’ equity	51,294	50,578

Total liabilities and shareholders’ equity	$226,401	$228,471